Exhibit 4.27

康迪科技集团2025-2034年长期激励计划

2025-2034 Long-Term Incentive Plan of Kandi

Technologies Group, Inc.

一、背景与目的

Background and Purpose

为激发管理层的积极性，公司与管理层根据公司未来的市值、销售收入和利润等指标特制定2025-2034年长期激励计划。

In order to arise initiative of the management, 2025-2034 Long-Term Incentive Plan is developed by the Company and its management based on the Company’s future market value, sales revenue and profits.

二、长期激励计划

Long-Term Incentive Plan

第一部分 阶梯式股票激励

Part One Laddering Stock Incentive

1、康迪的市值在10年内（2025年-2034年）从基准市值（以董事会批准日前二十个交易日的平均股价乘以2024年12月31日的总股数85,475,666计算市值）每增加               计一级，最高不超过12级，每级授予854,756股普通股（以2024年12月31日总股数为基准85,475,666的1%计算），发放需同时满足本计划中的经营目标。

Kandi’s market value, within 10 years (2025-2034), shall move up one level for each $             increase from the benchmark market value (calculated at the average share price of the twenty trading days prior to the date the Board approved it multiplied by the total of 85,475,666 shares as of December 31, 2024), up to a maximum of the 12th level and each level shall be granted 854,756 common shares (calculated at 1% of the total 85,475,666 shares as of December 31, 2024 as a benchmark ), and such grant shall be subject to operating targets in the Plan.

2、经营目标

Operating Targets

在2024年的营业收入（                 美元）基础上，每增加                计一级，从第七级开始每增加             计一级，最高不超过12级；或利润实现如下表即可，该利润为调整后的EBITDA（剔除股份支付费用）。

One level moves up for each USD              increase on the basis of its operating income in 2024 (US               ). Starting from the seventh level, one level moves up for each increase of USD             , but shall not exceed the twelfth level, or realize the profit in the table below, which is adjusted EBITDA (excluding share payments).

级别 Level	收入 （美元） Income(USD)	调整后的EBITDA（美元） Adjusted EBITDA(USD)
1
2
3
4
5
6
7
8
9
10
11
12

3、计算依据：经营目标以经审计的年度财务报表为基础进行计算，市值以公司股票每个季度最后30个交易日的平均价乘以85,475,666股计算。

Calculation basis: The operating target is calculated on the basis of the audited annual financial statements, and the market value is calculated by multiplying the average price of the Company’s stock in the last 30 trading days of each quarter by 85,475,666 shares.

4、市值目标和经营目标的达成可在不同年份达成，不分先后。

Market value targets and operating targets can be achieved in different years, in no particular order.

5、前述条件达到后的30天内，启动发放对应股票的程序。

Procedures for issuing the corresponding shares shall be initiated within 30 days after the above conditions are met.

6、每批次对应发放的股票应有至少1年以上的持有期。

Each corresponding batch of shares issued shall be held at least for 1 year.

第二部分 战略目标加速器：因达成特定战略合作而授予的额外股票奖励

Part Two Strategic Goal Accelerator: An additional stock award granted for reaching a specific strategic partnership

1. 换电设备业务：

Battery Exchange Equipment Business

成为合格供应商并有订单签约：授予213,689股普通股；

213,689 common shares shall be granted, provided that it became a qualified supplier and signed order;

因该业务完成累计             人民币销售额币销售额：授予213,689股普通股；

213,689 common shares shall be granted as a result of the completion of cumulative sales of RMB                 for this business;

因该业务完成累计           人民币销售额：授予427,378股普通股。

427,378 common shares shall be granted as a result of the completion of cumulative sales of RMB                   for this business;

2. 与知名机器人公司（独角兽企业）合作：

Cooperation With Well-Known Robot Companies (unicorn enterprises) :

达成战略协议并签约：授予427,378股普通股；

427,378 common shares shall be granted as a result of entering into and signing strategic agreement;

因该业务完成累计                 人民币销售额：授予213,689股普通股；

213,689 common shares shall be granted as a result of the completion of cumulative sales of RMB                 for this business;

因该业务完成累计         人民币销售额：授予213,689股普通股。

213,689 common shares shall be granted as a result of the completion of cumulative sales of RMB                 for this business;

3、前述条件达到后的30天内，启动发放对应股票的程序。

Procedures for issuing the corresponding shares shall be initiated within 30 days after the above conditions are met.

4、每批次对应发放的额外奖励股票应有至少1年以上的持有期。

Each corresponding batch of additional incentive shares issued shall be held at least for 1 year.

第三部分（期权）

Part Three (Option)

鉴于CEO陈峰先生年薪为零美元，公司将给陈峰先生发放相当于公司总股本（以2024年12月31日总股数为基准85,475,666）1%的期权（854,756股），行权价格为董事会批准日前一个交易日的收盘价，并从陈峰先生担任集团CEO之日起的3年内，每满一年可行权1/3。

Considering its CEO Mr. Chen Feng’s annual salary is USD 0, the Company shall issue Mr. Chen Feng options (854,756 shares) equal to 1% of its total share capital (take the total 85,475,666 shares as of December 31, 2024 as a basis), the exercise price of which is the closing price on the previous trading day of the date on which the Board approved it. 1/3 of the option shares subject to this Option shall be exercisable for each full year he worked within 3 years from the date of Mr. Chen Feng’s appointment as the CEO of Kandi Group.

三、特别事项

Special Item

本计划中应发放的股票数量如超过2008长期激励计划中的可发放股票数量，超出部分将等股东会批准增加额度后再发放。

In case that number of shares to be issued under this Plan exceeds the number that can be issued under 2008 Omnibus Long-Term Incentive Plan, the excess will not be issued until an increased quota is approved at its shareholders’ meeting.

3